Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-8 of ESGL Holdings Limited filed on February 10, 2025 of our report dated March 15, 2023 relating to the consolidated financial statements of Environmental Solutions Group Holdings Limited as of December 31, 2022, and for the year ended December 31, 2022. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

MSPC
Certified Public Accountants and Advisors,
A Professional Corporation

New York, New York
February 10, 2025

www.mspc.cpa
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